                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)


                                  INFOVISTA SA
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                 Ordinary Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    456817105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [ ]    Rule 13d-1(b)
        [ ]    Rule 13d-1(c)
        [X]    Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

------------------------                                  ----------------------
  CUSIP NO.  456817105                                      PAGE 2 OF 12 PAGES
------------------------                                  ----------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Vertex Technology Fund Ltd ("VTF")
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)  [ ]
          (See Instructions)                                           (b)  [X]

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Singapore
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER
        NUMBER                 --
          OF          ----------------------------------------------------------
        SHARES            6    SHARED VOTING POWER
     BENEFICIALLY              1,169,170 shares(1)
        OWNED         ----------------------------------------------------------
          BY              7    SOLE DISPOSITIVE POWER
         EACH                  --
      REPORTING       ----------------------------------------------------------
       PERSON             8    SHARED DISPOSITIVE POWER
         WITH                  1,169,170(1)
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,169,170 shares
--------------------------------------------------------------------------------
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                                [ ]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.9*
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (See Instructions)

          CO

--------------------------------------------------------------------------------

(1) Vertex Management (II) Pte Ltd ("VM2") and its President, Mr. Lee Kheng Nam, may be deemed to have the power to vote and dispose of these shares pursuant to a power of attorney granted by the reporting person to VM2. In addition, Vertex Venture Holdings Ltd (formerly Vertex Venture Holdings Pte
     Ltd) ("VVH"), as the majority shareholder of VTF, and Singapore Technologies Pte Ltd ("STPL"), as the majority shareholder of VVH, may also be deemed to have the power to vote and dispose of these shares.

 *   Based on 19,651,223 shares outstanding as of December 31, 2001.

                                  SCHEDULE 13G

------------------------                                  ----------------------
  CUSIP NO.  456817105                                      PAGE 3 OF 12 PAGES
------------------------                                  ----------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Vertex Management (II) Pte Ltd ("VM2")
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)  [ ]
          (See Instructions)                                           (b)  [X]

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Singapore
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER
        NUMBER                 --
          OF          ----------------------------------------------------------
        SHARES            6    SHARED VOTING POWER
     BENEFICIALLY              1,169,170 shares(2)
        OWNED         ----------------------------------------------------------
          BY              7    SOLE DISPOSITIVE POWER
         EACH                  --
      REPORTING       ----------------------------------------------------------
       PERSON             8    SHARED DISPOSITIVE POWER
         WITH                  1,169,170(2)
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,169,170 shares
--------------------------------------------------------------------------------
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                                [ ]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.9*
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (See Instructions)

          CO

--------------------------------------------------------------------------------

(2) All of these shares are owned directly by VTF. VM2 and its President, Mr. Lee Kheng Nam, may be deemed to have the power to vote and dispose of these shares pursuant to a power of attorney granted by VTF to VM2. In addition, Vertex Venture Holdings Ltd (formerly Vertex Venture Holdings Pte Ltd) ("VVH"), as the majority shareholder of VTF, and Singapore Technologies Pte Ltd ("STPL"), as the majority shareholder of VVH, may also be deemed to have the power to vote and dispose of the shares held by such entities.

 *   Based on 19,651,223 shares outstanding as of December 31, 2001.

                                  SCHEDULE 13G

------------------------                                  ----------------------
  CUSIP NO.  456817105                                      PAGE 4 OF 12 PAGES
------------------------                                  ----------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Lee Kheng Nam ("Lee")
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)  [ ]
          (See Instructions)                                           (b)  [X]

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Singapore
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER
        NUMBER                 --
          OF          ----------------------------------------------------------
        SHARES            6    SHARED VOTING POWER
     BENEFICIALLY              1,169,170 shares(3)
        OWNED         ----------------------------------------------------------
          BY              7    SOLE DISPOSITIVE POWER
         EACH                  --
      REPORTING       ----------------------------------------------------------
       PERSON             8    SHARED DISPOSITIVE POWER
         WITH                  1,169,170(3)
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,169,170 shares
--------------------------------------------------------------------------------
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                                [ ]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.9*
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (See Instructions)

          IN

--------------------------------------------------------------------------------

(3) All of these shares are owned directly by VTF. VM2 and Mr. Lee, as its President, may be deemed to have the power to vote and dispose of the shares held by VTF pursuant to a power of attorney granted by VTF to VM2. In addition, Vertex Venture Holdings Ltd (formerly Vertex Venture Holdings Pte Ltd) ("VVH"), as the majority shareholder of VTF, and Singapore Technologies Pte Ltd ("STPL"), as the majority shareholder of VVH, may also be deemed to have the power to vote and dispose of the shares held by these entities.

 *   Based on 19,651,223 shares outstanding as of December 31, 2001.

                                  SCHEDULE 13G

------------------------                                  ----------------------
  CUSIP NO.  456817105                                      PAGE 5 OF 12 PAGES
------------------------                                  ----------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Vertex Venture Holdings Ltd
          (formerly Vertex Venture Holdings Pte Ltd) ("VVH")
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)  [ ]
          (See Instructions)                                           (b)  [X]

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Singapore
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER
        NUMBER                 --
          OF          ----------------------------------------------------------
        SHARES            6    SHARED VOTING POWER
     BENEFICIALLY              1,169,170 shares(4)
        OWNED         ----------------------------------------------------------
          BY              7    SOLE DISPOSITIVE POWER
         EACH                  --
      REPORTING       ----------------------------------------------------------
       PERSON             8    SHARED DISPOSITIVE POWER
         WITH                  1,169,170(4)
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,169,170 shares
--------------------------------------------------------------------------------
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                                [ ]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.9*
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (See Instructions)

          IN

--------------------------------------------------------------------------------

(4) All of these shares are owned directly by VTF. Vertex Venture Holdings Ltd (formerly Vertex Venture Holdings Pte Ltd) ("VVH"), as the majority shareholder of VTF, and Singapore Technologies Pte Ltd ("STPL"), as the majority shareholder of VVH, may also be deemed to have the power to vote and dispose of these shares. In addition, Vertex Management (II) Pte Ltd ("VM2") and its President, Mr. Lee Kheng Nam, may be deemed to have the power to vote and dispose of the shares held by VTF pursuant to a power of attorney granted by VTF to VM2.

 *   Based on 19,651,223 shares outstanding as of December 31, 2001.

                                  SCHEDULE 13G

------------------------                                  ----------------------
  CUSIP NO.  456817105                                      PAGE 6 OF 12 PAGES
------------------------                                  ----------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Singapore Technologies Pte Ltd ("STPL")
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)  [ ]
          (See Instructions)                                           (b)  [X]

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Singapore
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER
        NUMBER                 --
          OF          ----------------------------------------------------------
        SHARES            6    SHARED VOTING POWER
     BENEFICIALLY              1,169,170 shares(5)
        OWNED         ----------------------------------------------------------
          BY              7    SOLE DISPOSITIVE POWER
         EACH                  --
      REPORTING       ----------------------------------------------------------
       PERSON             8    SHARED DISPOSITIVE POWER
         WITH                  1,169,170(5)
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,169,170 shares
--------------------------------------------------------------------------------
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                                [ ]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.9*
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (See Instructions)

          CO

--------------------------------------------------------------------------------

(5) All of these shares are owned directly by VTF. Vertex Venture Holdings Ltd (formerly Vertex Venture Holdings Pte Ltd) ("VVH"), as the majority shareholder of VTF, and Singapore Technologies Pte Ltd ("STPL"), as the majority shareholder of VVH, may also be deemed to have the power to vote and dispose of these shares. In addition, Vertex Management (II) Pte Ltd ("VM2") and its President, Mr. Lee Kheng Nam, may be deemed to have the power to vote and dispose of the shares held by VTF pursuant to a power of attorney granted by VTF to VM2.

 *   Based on 19,651,223 shares outstanding as of December 31, 2001.

                                  SCHEDULE 13G

------------------------                                  ----------------------
  CUSIP NO.  456817105                                      PAGE 7 OF 12 PAGES
------------------------                                  ----------------------


ITEM 1.

               (a) Name of Issuer:  InfoVista SA

               (b) Address of Issuer's Principal Executive Offices:
                      6, rue de la Terre de Feu
                      91952 Courtaboeuf Cedex Les Ulis
                      France

ITEM 2.

               (a) Name of Person Filing:

                   This Statement is filed by Vertex Technology Fund Ltd ("VTF"), Vertex Management (II) Pte Ltd ("VM2"), Mr. Lee Kheng Nam ("Lee"), Vertex Venture Holdings Ltd (formerly Vertex Venture Holdings Pte Ltd) ("VVH") and Singapore Technologies Ptd Ltd ("STPL"). The foregoing entities and individual are collectively referred to as the "Reporting Persons."

                   VM2 has been granted a power of attorney by VTF to make all voting and investment decisions with respect to all of the issuer's shares held by VTF. Mr. Lee Kheng Nam is President of VM2 and makes all voting and divestment decisions pursuant to a power of attorney granted to VM2. As a result, VM2 and Mr. Lee Kheng Nam may be deemed to have the power to vote and to dispose of shares of the issuer owned directly by VTF.

                   VVH is the majority shareholder of VTF. STPL is the majority shareholder of VVH. As a result of their positions as majority shareholders, VVH and STPL may be deemed to control VTF and may therefore be deemed to have the power to vote and the power to dispose of shares of the issuer owned directly by such entities.

               (b) Address of Principal Business Office:
                   The address for VTF, VM2, Lee and VVH is:
                      77 Science Park Drive
                      #02-15 Cintech III
                      Singapore 118256

                  The address for STPL is:
                      51 Cuppage Road,
                      #09-01 Starhub Centre
                      Singapore  229469

               (c) Citizenship:

                   VTF, VM2, VVH and STPL are each corporations organized under the laws of Singapore. Lee is a citizen of Singapore.

                                  SCHEDULE 13G

------------------------                                  ----------------------
  CUSIP NO.  456817105                                      PAGE 8 OF 12 PAGES
------------------------                                  ----------------------


               (d) Title of Class of Securities:
                   Ordinary Shares

               (e) CUSIP Number:
                   456817105

ITEM 3.        Not Applicable.

ITEM 4.        OWNERSHIP.

               The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this statement is provided as of December 31, 2001.

               (a) Amount beneficially owned:
                   See Row 9 of cover page for each Reporting Person.

               (b) Percent of class:
                   See Row 11 of cover page for each Reporting Person.

               (c) Number of shares as to which the person has:

                   (i) Sole power to vote or to direct the vote: See Row 5 of cover page for each Reporting Person.

                   (ii) Shared power to vote or to direct the vote: See Row 6 of cover page for each Reporting Person.

                   (iii) Sole power to dispose or to direct the disposition of:
                         See Row 7 of cover page for each Reporting Person.

                   (iv) Shared power to dispose or to direct the disposition of: See Row 8 of cover page for each Reporting Person.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Under certain circumstances set forth in the organizational documents of VTF, the shareholders of VTF may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by VTF.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable.

                                  SCHEDULE 13G

------------------------                                  ----------------------
  CUSIP NO.  456817105                                      PAGE 9 OF 12 PAGES
------------------------                                  ----------------------


ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10.       CERTIFICATIONS.

               Not applicable

                                  SCHEDULE 13G

------------------------                                 -----------------------
  CUSIP NO.  456817105                                     PAGE 10 OF 12 PAGES
------------------------                                 -----------------------


                                    SIGNATURE

        After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                            VERTEX TECHNOLOGY FUND LTD


Dated:   February 8, 2002                   By:      /s/ Lee Kheng Nam
                                                --------------------------------

                                            Name:    Lee Kheng Nam
                                                  ------------------------------

                                            Title:   Director
                                                   -----------------------------

                                            VERTEX MANAGEMENT (II) PTE LTD


Dated:   February 8, 2002                   By:      /s/ Lee Kheng Nam
                                                --------------------------------

                                            Name:    Lee Kheng Nam
                                                  ------------------------------

                                            Title:   President
                                                   -----------------------------

                                            LEE KHENG NAM


Dated:   February 8, 2002                   By:      /s/ Lee Kheng Nam
                                                --------------------------------

                                            VERTEX VENTURE HOLDINGS LTD

Dated:   February 8, 2002                   By:      /s/ Lee Kheng Nam
                                                --------------------------------

                                            Name:    Lee Kheng Nam
                                                  ------------------------------

                                            Title:   Director
                                                   -----------------------------

                                            SINGAPORE TECHNOLOGIES PTE LTD

Dated:   February 8, 2002                   By:      /s/ Chua Su Li
                                                --------------------------------

                                            Name:    Chua Su Li
                                                  ------------------------------

                                            Title:   Company Secretary
                                                   -----------------------------

                                  SCHEDULE 13G

------------------------                                 -----------------------
  CUSIP NO.  456817105                                     PAGE 11 OF 12 PAGES
------------------------                                 -----------------------


                                  EXHIBIT INDEX

Exhibit

Exhibit A:   Agreement of Joint Filing

------------------------                                 -----------------------
  CUSIP NO.  456817105                                     PAGE 12 OF 12 PAGES
------------------------                                 -----------------------


                                    EXHIBIT A

                            Agreement of Joint Filing

        The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of InfoVista SA shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

                                            VERTEX TECHNOLOGY FUND LTD


Dated:   February 8, 2002                   By:      /s/ Lee Kheng Nam
                                                --------------------------------

                                            Name:    Lee Kheng Nam
                                                  ------------------------------

                                            Title:   Director
                                                   -----------------------------

                                            VERTEX MANAGEMENT (II) PTE LTD


Dated:   February 8, 2002                   By:      /s/ Lee Kheng Nam
                                                --------------------------------

                                            Name:    Lee Kheng Nam
                                                  ------------------------------

                                            Title:   President
                                                   -----------------------------

                                            LEE KHENG NAM


Dated:   February 8, 2002                   By:      /s/ Lee Kheng Nam
                                                --------------------------------

                                            VERTEX VENTURE HOLDINGS LTD

Dated:   February 8, 2002                   By:      /s/ Lee Kheng Nam
                                                --------------------------------

                                            Name:    Lee Kheng Nam
                                                  ------------------------------

                                            Title:   Director
                                                   -----------------------------

                                            SINGAPORE TECHNOLOGIES PTE LTD

Dated:   February 8, 2002                   By:      /s/ Chua Su Li
                                                --------------------------------

                                            Name:    Chua Su Li
                                                  ------------------------------

                                            Title:   Company Secretary
                                                   -----------------------------